Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION

OF FOREST OIL CORPORATION

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

WHEREAS, the Corporation desires to amend its Certificate of Incorporation to increase the number of shares of its First Series Junior Preferred Stock outstanding;

WHEREAS, Forest Oil Corporation (the “Corporation”) previously issued 620,000 shares of Second Series Convertible Preferred Stock pursuant to a Certificate of Amendment to the Corporation Certificate of Incorporation filed on or about July 24, 1995;

WHEREAS, the shares of Second Series Junior Preferred Stock have been converted into 1,240,000 shares of the Corporation’s common stock, par value $.10 per share; and

WHEREAS, the Corporation also desires to amend its Certificate of Incorporation to note that the shares of Second Series Junior Preferred Stock have been cancelled and eliminated pursuant to Section 515 of the New York Business Corporation Law.

NOW, THEREFORE, the undersigned, being the Executive Vice President and the Secretary, respectively, of Forest Oil Corporation, do hereby certify:

1.                                       The name of the Corporation is Forest Oil Corporation.

2.                                       The original certificate of incorporation of said Corporation was filed by the Department of State, State of New York, on the 13th day of March, 1924, and its restated certificate of incorporation was filed by the Department of State on the 12th day of May 1978, the 19th day of May, 1992, and the 21st day of October, 1993.

3.                                       The Certificate of Incorporation of said Corporation, as heretofore amended, is further amended to effect the following changes authorized by the Business Corporation Law:

The first clause of subparagraph 3.II.E is amended to reflect an increase in the number of shares of Junior Preferred Stock designated as “First Series Junior Preferred Stock” from 1,000,000 to 1,500,000, with such clause now reading as follows:

There is hereby created out of the 2,650,000 shares of Junior Preferred Stock, Par Value $.01 Per Share, of the Corporation presently authorized a series of 1,500,000 shares to be designated as the “First Series Junior Preferred Stock,” which series shall have the following designations, relative rights, preferences and limitations, in addition to those set forth in Paragraph 3 of the Restated Certificate of Incorporation:

The first sentence of subparagraph 3.II.E.(1) also is amended to reflect the increase in the number of shares of Junior Preferred Stock designated as “First Series Junior Preferred Stock” from 1,000,000 to 1,500,000, by deleting such sentence in its entirety and substituting in lieu thereof the following:

The shares of such series shall be designated as the “First Series Junior Preferred Stock” (the “First Series Junior Preferred Stock”) and the number of shares constituting such series shall be one million five-hundred thousand (1,500,000).

None of the shares of the Second Series Convertible Preferred Stock remain outstanding and none will be issued subject to the Certificate of Incorporation of the Corporation, and therefore all matters set forth in the Certificate of Incorporation with respect to such series, including subparagraph F of Paragraph 3.II, are hereby deleted in their entirety.

4.                                       The foregoing amendment to the Certificate of Incorporation of Forest Oil Corporation was authorized by a resolution adopted by the Board of Directors of the Corporation on the 10th day of August, 2012, in accordance with Section 805 of the Business Corporation Law.

IN WHITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by its Executive Vice President and Secretary on this 11th day of October, 2012, and the undersigned hereby affirm the truth of the statements herein under penalties of perjury.

/s/ Michael N. Kennedy
Michael N. Kennedy
Executive Vice President

/s/ Cyrus D. Marter IV
Cyrus D. Marter IV
Secretary